Exhibit 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Swift Transportation Co., Inc.:

We consent to incorporation by reference in the Registration Statements No. 33-66034, 333-16865 and 333-20651 on Form S-3 and in the Registration Statements No. 33-85940, 33-85942, 33-85944, 333-53566, 333-31067 and 333-81403 on Form S-8
of Swift Transportation Co., Inc. of our report dated February 28, 2001, relating to the consolidated balance sheets of Swift Transportation Co., Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Swift Transportation Co., Inc.

                                        /s/ KPMG LLP

Phoenix, Arizona
March 20, 2001